Exhibit 99.1

[Kraft Foods Inc. Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS NOMINATES LUNDGREN AND MESQUITA TO BOARD OF DIRECTORS

Election to Take Place at Annual Meeting of Shareholders on May 23, 2012

     NORTHFIELD, Ill. – March 15, 2012 – Kraft Foods (NYSE:KFT) announced today the nominations of Terry J. Lundgren and Jorge S. Mesquita to its Board of Directors. Lundgren, 59, is Chairman, President and Chief Executive Officer of Macy’s, Inc., a premier national retailer, and Mesquita, 50, is Group President, New Business Creation and Innovation for The Procter & Gamble Company, a global marketer of consumer products.

     “Terry and Jorge are outstanding candidates for our Board,” said Chairman and CEO Irene Rosenfeld. “Both are impressive leaders, with outstanding operating and marketing expertise. In addition, each brings specific skills that will be terrific assets to our business, including Terry’s retail and public company governance experience and Jorge’s consumer products and global business expertise.” Lundgren has led Macy's since 2003 and has served as a director of the company since 1997. He began his retailing career in 1975 with Bullock's, a division of Federated Department Stores, the predecessor to Macy’s. Over the next 12 years, he held positions of increasing responsibility in buying, human resources, senior-level store management and merchandising. Lundgren left Federated in 1988 to join Neiman Marcus, where he served as executive vice president and shortly thereafter was named Chairman and CEO. He returned to Federated in 1994 as Chairman and CEO of the Federated Merchandising Group.

Lundgren received his bachelor’s degree from the University of Arizona.

     Mesquita has worked at P&G in various marketing and leadership capacities since joining the company in Venezuela in 1984. Earlier this month, Mesquita assumed a new role at P&G leading new business creation and innovation. Previously, he led the Global Fabric Care (2007-2012) and Global Home Care (2001-2007) units. Mesquita earned his bachelor’s degree in chemical engineering from the Florida Institute of Technology.

     Kraft Foods also announced today that current directors Ajaypal S. Banga and Richard A. Lerner, M.D., will not stand for re-election.

     “Ajay has been a key member of our Board since January 2007,” Rosenfeld said. “He helped guide our company through the spin-off from Altria and set the strategic direction that has since transformed the company. We’ll miss his leadership on human resources and finance issues as well as his keen insights as a global citizen.” Rosenfeld continued, “We’ll also miss Richard’s many contributions to the Board since 2005. In particular, we’ve greatly benefited from his extensive scientific expertise, which has been invaluable to our Research, Development & Quality team. We wish both Ajay and Richard the very best in the future.” All other members of the Board will stand for re-election.

     Shareholders will elect 11 directors for one-year terms at the company’s Annual Meeting, which will take place at 9 a.m. CDT on Wednesday, May 23, 2012, at the North Shore Center for the Performing Arts in Skokie, Ill. Shareholders of record at the close of business on March 15, 2012, are entitled to attend and vote on all matters that properly come before the meeting.

About Kraft Foods

     Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2011 revenue of $54.4 billion. Twelve of the company’s iconic brands –

Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia,

Tang and Trident – generate revenue of more than $1 billion annually. On Aug. 4, 2011, Kraft Foods announced plans to divide and create two independent public companies: a high-growth global snacks business and a high-margin North American grocery business. The transaction is expected to be completed before the end of 2012. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit kraftfoodscompany.com and facebook.com/kraftfoodscorporate.

- make today delicious -

Note to editors: Journalists who wish to attend the Annual Meeting of Shareholders must register in advance by contacting the Kraft Foods Media Helpline at 847-646-4538 or news@kraftfoods.com.